                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

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         Section240.14a-12

                                MICROWARE SYSTEMS CORPORATION
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                (Name of Registrant as Specified In Its Charter)

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                         MICROWARE SYSTEMS CORPORATION

                               ------------------

                              1900 NW 114TH STREET
                             DES MOINES, IOWA 50325

                                                                   July 24, 1997

Notice of Annual Shareholders Meeting:

    You are hereby notified that the Annual Meeting of Shareholders of Microware Systems Corporation (the "Company") will be held at the Sheraton Four Points, 11040 Hickman Road, Clive, Iowa, at 10:00 a.m. local time, on Tuesday, September 9, 1997, for the following purposes:

    1. To elect three Class II Directors to hold office until the 2000 Annual Meeting.

    2. To consider a proposal to amend the Company's 1995 Stock Option Plan (i) to authorize the issuance of an additional 600,000 shares under the plan and (ii) to limit the total grants to any reporting executive officer to 200,000 option shares in any fiscal year.

    3. To consider a proposal to ratify the selection of KPMG Peat Marwick LLP as independent public accountants of the Company for the fiscal year ending March 31, 1998.

    4. To transact such other business as may properly come before the Meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on July 14, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting.

    You are urged to attend the Meeting in person. Whether or not you expect to be present in person at the Meeting, please date, sign and return the enclosed proxy in the envelope provided.

                                          By Order of the Board of Directors
                                          CHRISTOPHER T. BROWN
                                          SECRETARY

                         MICROWARE SYSTEMS CORPORATION

                              1900 NW 114TH STREET
                             DES MOINES, IOWA 50325

                            ------------------------

                      1997 ANNUAL MEETING OF SHAREHOLDERS
                               SEPTEMBER 9, 1997
                             ---------------------

                                PROXY STATEMENT

                                    GENERAL

    This Proxy Statement and the accompanying proxy are furnished to shareholders of Microware Systems Corporation (the "Company") in connection with the solicitation of proxies by the Company's Board of Directors for use at the 1997 Annual Meeting of Shareholders (the "Meeting") to be held at the Sheraton Four Points, 11040 Hickman Road, Clive, Iowa, at 10:00 a.m. local time, on Tuesday, September 9, 1997, for the purposes set forth in the accompanying Notice of Meeting. This Proxy Statement, the form of proxy included herewith and the Company's Annual Report to Shareholders for the fiscal year ended March 31, 1997, are expected to be mailed to shareholders on or about July 24, 1997.

    Shareholders of record at the close of business on July 14, 1997 are entitled to notice of and to vote at the Meeting. On such date there were outstanding 14,313,852 shares of Common Stock, no par value (the "Common Stock"). The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Meeting is necessary to constitute a quorum. In deciding all questions, each holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share held on the record date.

    Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspector appointed for the Meeting and will determine whether or not a quorum is present. Neither the Company's Articles of Incorporation, By-laws nor Iowa law determines the treatment and effect of abstentions and broker non-votes; the election inspectors will treat abstentions as shares that are present and entitled to vote but as not voted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

    Properly executed proxies will be voted in the manner directed by the shareholders. If no direction is made, such proxies will be voted FOR the election of the three nominees named under the caption "Election of Directors" as set forth therein as Directors of the Company, FOR the amendment of the 1995 Stock Option Plan and FOR the ratification of the selection of KPMG Peat Marwick LLP as the Company's independent public accountants. Any proxy may be revoked by the shareholder at any time prior to the voting thereof by notice in writing to the Secretary of the Company, either prior to the Meeting (at the above address) or at the Meeting if the shareholder attends in person. A later dated proxy will revoke a prior dated proxy. As of the date of this Proxy Statement, the Board of Directors knows of no other business which will be presented for consideration at the Meeting. If other proper matters are presented to the Meeting, however, it is the intention of the proxy holders named in the enclosed form of proxy to take such actions as shall be in accordance with their best judgment.

    The information contained in this Proxy Statement relating to the occupations and security holdings of Directors and officers of the Company and their transactions with the Company is based upon information received from each individual as of July 14, 1997.

                      HOLDINGS OF SHAREHOLDERS, DIRECTORS
                             AND EXECUTIVE OFFICERS

    The following table sets forth, as of July 14, 1997, the name, address and holdings of each person (including any "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) known by the Company to be the beneficial owner of more than five percent of the Company's Common Stock, and the amount of Common Stock beneficially owned by each of the Directors and named executive officers of the Company and by all Directors and executive officers of the Company as a group.

                                                                                         AMOUNT AND
                                                                                         NATURE OF
                                                                                         BENEFICIAL          PERCENT
NAME OF BENEFICIAL OWNER                                                                OWNERSHIP(1)        OF CLASS
---------------------------------------------------------------------------------  ----------------------  -----------
EXECUTIVE OFFICERS AND DIRECTORS
Kenneth B. Kaplan................................................................         4,691,907              32.8
M. Denis Connaghan...............................................................            -                  -
Lawrence A. Crane................................................................         1,254,592               8.8
Kent R. Kelderman................................................................             6,000(3)          *
Michael J. Burgher...............................................................            81,200(3)          *
Vinay Goel.......................................................................             7,000(3)          *
Arthur Don.......................................................................            20,100(3)          *
James A. Gordon..................................................................           748,639(4)            5.2
Daniel P. Howell.................................................................           748,639(5)            5.2
Dennis E. Young..................................................................             8,000(3)          *
Robert L. Growney................................................................         2,081,224(6)(7)        14.0
All executive officers and directors as a group
 (11 persons)(2)(3)(4)(5)(6)(7)..................................................        10,395,480              69.4

OTHER FIVE PERCENT SHAREHOLDERS
Motorola, Inc. (6)(7) ...........................................................         2,081,224              14.0
 1303 East Algonquin Road
 Schaumburg, Illinois 60196
Trustees of the Microware Systems 401(k) Plan (2) ...............................           748,179               5.2
 Norwest Bank Iowa, N.A.
 666 Walnut Street
 Des Moines, Iowa 50325
Edgewater Private Equity Fund, L.P. (4) .........................................           748,639               5.2
 666 Locust Street
 Des Moines, Iowa 50309
Mesirow Capital Partners VI (5) .................................................           748,639               5.2
 350 North Clark Street
 Chicago, Illinois 60610

------------------------

 * Less than 1% of the outstanding Common Stock.

(1) Unless otherwise indicated in the footnotes to this table, the Company believes the persons named in this table have sole voting and investment power with respect to all shares of Common Stock reflected in this table.

(2) Voting of Company securities held by Norwest Bank Iowa N.A. as Trustee of the Microware 401(k) Plan is directed by the Company through an Advisory Committee appointed by the Company's Board of Directors. The current members of the Advisory Committee are Messrs. Kaplan, Young, and Kelderman.

(3) Comprises options deemed currently exercisable and in the case of Mr. Don also includes 100 shares directly owned, and in the case of Mr. Goel also includes 2,000 shares directly owned.

(4) Mr. Gordon is President of Gordon Management, Inc., which is General Partner of Edgewater Private Equity Fund, L.P., the direct beneficial owner of such shares.

(5) Mr. Howell is Executive Vice President of Mesirow Private Equity Investments, Inc., an affiliate of the corporate general partner of Mesirow Capital Partners VI, which is the direct beneficial owner of such shares.

(6) Mr. Growney is President and Chief Operating Officer of Motorola. Motorola is the direct beneficial owner of such shares. Mr. Growney disclaims beneficial ownership of such shares.

(7) Includes 554,992 warrants deemed currently exercisable.

                             ELECTION OF DIRECTORS

    Three Directors are to be elected by a plurality of the shareholder votes cast at the Meeting, to serve until the 2000 Annual Meeting of Shareholders and until their successors shall be elected and shall qualify. The Class II Directors, M. Denis Connaghan, James A. Gordon and Robert L. Growney, are nominees at this Meeting. The Class III Directors, Lawrence A. Crane, Dennis E. Young and Arthur Don, are scheduled to serve as Directors until the 1998 Annual Meeting. The Class I Directors, Kenneth B. Kaplan and Daniel P. Howell, are scheduled to serve until the 1999 Annual Meeting.

                                                            PRINCIPAL OCCUPATION(S)
                                                          DURING THE PAST FIVE YEARS                         DIRECTOR OF
          NAME                AGE                       AND OTHER PUBLIC DIRECTORSHIPS                      COMPANY SINCE
------------------------      ---      -----------------------------------------------------------------  -----------------
M. Denis Connaghan                47   Mr. Connaghan joined the Company in May 1997 as Executive Vice              1997
                                        President and Chief Operating Officer, and was appointed as a
                                        Director effective as of the July 14, 1997 meeting of the Board to fill a vacant Class II seat. Prior to joining the Company, from 1994 through 1996, Mr. Connaghan was Chief Executive
                                        Officer of Delphi Information Systems, Inc. ("Delphi"), a
                                        provider of information systems to the distribution segment of property and casualty insurance based in Rolling Meadows,
                                        Illinois. Mr. Connaghan currently serves as a director of
                                        Delphi. From 1991 to 1994, Mr. Connaghan served as a vice
                                        president of IBAX Healthcare Systems of Longwood, Florida, a joint venture of IBM Corporation and Baxter International
                                        providing computerized solutions for healthcare providers. Prior to 1991, Mr. Connaghan held various executive positions with
                                        Pansophic Systems, Inc., of Lisle, Illinois. Mr. Connaghan
                                        attended the New South Wales Institute of Technology and holds an MBA from the University of Chicago.

James A. Gordon                   47   Mr. Gordon was elected a Director of the Company as a designee of           1994
                                        the former holders of Series A Preferred Stock. Mr. Gordon currently is President of Gordon Management, Inc., an investment management company based in Des Moines, Iowa, which was founded in 1992. Gordon Management, Inc. serves as the General Partner of Edgewater Private Equity Fund, L.P. and Edgewater Private
                                        Equity Fund II, L.P., venture capital partnerships. From 1971 to
                                        1992, Mr. Gordon was the President of Gordon Wholesalers, Inc.,
                                        a grocery and tobacco wholesaler. Mr. Gordon is a director of
                                        IMNET Systems, Inc., Advanced Photonix, Inc. and HealthDesk
                                        Corp.

                                                            PRINCIPAL OCCUPATION(S)
                                                          DURING THE PAST FIVE YEARS                         DIRECTOR OF
          NAME                AGE                       AND OTHER PUBLIC DIRECTORSHIPS                      COMPANY SINCE
------------------------      ---      -----------------------------------------------------------------  -----------------
Robert L. Growney                 54   Mr. Growney was elected a Director as the designee of Motorola,             1995
                                        Inc. ("Motorola"), pursuant to the Stock and Warrant Purchase
                                        Agreement between the Company and Motorola dated July 31, 1995.
                                        Mr. Growney has been President and Chief Operating Officer of
                                        Motorola since January 1997 and a director of Motorola since
                                        February 1997. Mr. Growney formerly served as Executive Vice
                                        President of Motorola and President of its Messaging,
                                        Information and Media Sector from January 1994 to December 1996, as Executive Vice President and General Manager of Motorola's
                                        Paging and Wireless Data Group from September 1992 to January
                                        1994, and as Senior Vice President and General Manager of
                                        Motorola's Paging and Telepoint Systems Group from January 1991 to September 1992.

    THE ENCLOSED PROXIES CANNOT BE VOTED FOR A GREATER NUMBER OF PERSONS THAN THREE, THE NUMBER OF NOMINEES NAMED IN THIS PROXY STATEMENT.

    The Board of Directors knows of no reason why any of the foregoing nominees will be unavailable to serve, but, in the event of any such unavailability, the proxies received will be voted for such substitute nominees as the Board of Directors may recommend. Information about the Directors whose terms of office will continue after the Annual Meeting is set forth in the following paragraphs:

NOMINEES WHOSE TERMS EXPIRE IN 1999

Kenneth B. Kaplan                                            Director since 1977

    Mr. Kaplan has been Chairman of the Board of Directors, President and Chief Executive Officer of the Company since it was founded in 1977. Mr. Kaplan was one of the principal designers of the OS-9 real time operating system. Mr. Kaplan is a member of the board of directors of the Interactive Multimedia Association and is a trustee of Drake University and Buena Vista University.

Daniel P. Howell                                             Director since 1994

    Mr. Howell is Executive Vice President of Mesirow Private Equity Investments, Inc., an affiliate of the corporate general partner of Mesirow Capital Partners VI, a venture capital partnership. Mr. Howell also is currently a director of IMNET Systems, Inc. Mr. Howell was elected a Director of the Company as a designee of the former holders of Series A Preferred Stock.

NOMINEES WHOSE TERMS EXPIRE IN 1998

Lawrence A. Crane                                            Director since 1981

    Mr. Crane was one of the principal designers of the OS-9 real time operating system. Mr. Crane served as Executive Vice President of the Company from September 1995 to May 1997 and as Secretary of the Company from 1987 to 1996. Mr. Crane currently serves as Co-Founder and Senior Technologist of the Company, advising on the design and development of many of the Company's products and coordinating the Company's advanced research efforts.

Dennis E. Young                                              Director since 1994

    Since 1984, Mr. Young has been Senior Vice President, Chief Financial Officer and Treasurer and a director of Norwest Financial Inc., a financial services firm headquartered in Des Moines, Iowa.

Arthur Don                                                   Director since 1994

    Mr. Don has been a partner in the law firm of D'Ancona & Pflaum, Chicago, Illinois, counsel to the Company, since 1985.

DIRECTOR COMMITTEES

    The Board of Directors has established an Executive Committee, an Audit Committee, a Compensation Committee and a Strategy Committee.

    The Executive Committee is empowered to act with all authority granted to the Board of Directors between meetings, except with respect to those matters required by Iowa law or by the Company's By-laws to be subject to the power and authority of the full Board of Directors. Messrs. Kaplan (Chair), Crane and Gordon currently serve on the Executive Committee. During the 1997 fiscal year, the Executive Committee held two meetings and acted by unanimous consent on two occasions.

    The functions of the Audit Committee are to recommend annually to the Board of Directors the appointment of the independent public accountants of the Company, to discuss and review the scope and the fees of the prospective annual audit and to review the results thereof with the Company's independent public accountants, to review and approve non-audit services of the independent public accountants, to review compliance with existing major accounting and financial policies of the Company, to review the adequacy of the financial organization of the Company, and to review management's procedures and policies relative to the adequacy of the Company's internal accounting controls. Messrs. Young (Chair), Gordon and Howell currently serve on the Audit Committee. During the 1997 fiscal year, the Audit Committee held two meetings.

    The functions of the Compensation Committee are to review and approve annual salaries and bonuses for all executive officers, to review, approve and recommend to the Board of Directors the terms and conditions of all employee benefit plans or changes thereto and to administer the Company's various stock option plans. Messrs. Howell (Chair) and Gordon currently serve on the Compensation Committee. During the 1997 fiscal year, the Compensation Committee held two meetings and acted by unanimous consent on one occasion.

    The Strategy Committee was created in September 1995. The function of the Strategy Committee is to assist the Company in connection with strategic planning. Messrs. Growney (Chair), Don and Kaplan currently serve on the Strategy Committee. The Strategy Committee did not meet during the fiscal year ended March 31, 1997, and held its first meeting on May 13, 1997.

    The Board of Directors held six meetings during the fiscal year ended March 31, 1997. All of the Directors attended at least seventy-five percent of applicable Board and Committee meetings, with the exception of Mr. Growney.

    The Company does not have a nominating committee. Nominations of individuals for election to the Board of Directors of the Company must be received by the Secretary of the Company no later than 60 days prior to a regularly scheduled annual meeting of shareholders or within ten days after receipt of notice of an annual meeting which is held at any other time.

DIRECTORS' COMPENSATION

    Non-employee Directors are paid $1,000 for attendance at each committee or Board of Directors meeting attended in person, up to an amount not to exceed $5,000 per Director per year. All Directors are reimbursed for travel expenses incurred in attending meetings of the Board of Directors. Certain Directors are also eligible to receive grants of stock options.

                             EXECUTIVE COMPENSATION

    The following table sets forth a summary of all compensation awarded, earned or paid by the Company for its fiscal years ended March 31, 1995, 1996 and 1997 to the Company's Chief Executive Officer and all executive officers of the Company who were serving as such at March 31, 1997 and whose total annual salary and bonus for such years exceeded $100,000 during such year.

                            ------------------------

                           SUMMARY COMPENSATION TABLE

                                                                             ANNUAL COMPENSATION
                                                                                     ($)
                                                                             --------------------       ALL OTHER
NAME AND PRINCIPAL POSITION                                                   SALARY      BONUS    COMPENSATION ($)(1)
----------------------------------------------------------------             ---------  ---------  -------------------
Kenneth B. Kaplan ..............................................       1997    184,615     --                7,809
 Chairman, President and Chief Executive Officer                       1996    165,000     50,000            5,011
                                                                       1995    145,928     36,000            3,129
Lawrence A. Crane ..............................................       1997    139,712     --                4,367
 Executive Vice President                                              1996    125,000     30,000            2,634
                                                                       1995    105,919     24,000            1,447
Michael J. Burgher .............................................       1997    139,423     --                3,973
 Executive Vice President                                              1996    110,000     45,000            2,723
                                                                       1995    102,437     24,000            2,138
Vinay Goel (2) .................................................       1997    110,000     --                  762
 Executive Vice President                                              1996     --         --              --
                                                                       1995     --         --              --

------------------------

(1) Other compensation includes 401(k) plan matching contributions along with personal tax preparation services.

(2) Mr. Goel joined the Company effective April 1996 as a Vice President and was elected an Executive Vice President of the Company in September 1996.

COMPENSATION OF EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER

    Effective May 19, 1997, M. Denis Connaghan was appointed Executive Vice President and Chief Operating Officer of the Company. The terms of Mr. Connaghan's employment include a base salary of $200,000 and a bonus of up to $50,000 based on mutually agreed-upon performance targets. They also include a grant effective May 19, 1997 of 200,000 options under the 1995 Stock Option Plan at an exercise price of $6.625 per share, vesting 20% a year on each anniversary of May 19, 1997, or 100% in the event of a change in control of the Company.

STOCK OPTION PLANS

    1995 PLAN. The Company's 1995 Stock Option Plan (the "1995 Plan") is construed, interpreted and administered by the Compensation Committee. The Compensation Committee has the discretion to determine the individuals to whom options are granted, the number of shares subject to the options, the exercise price of the options (which in the case of Non-Statutory Options (as defined below) may be below fair market value of the Common Stock on the date of grant), the period over which the options become exercisable, the term of the options (including the period after termination of employment during which an option may be exercised) and certain other provisions relating to the options. Under the 1995 Plan, the Compensation Committee may grant options to purchase up to 1,120,000 shares of the Common Stock to management, employees and directors of the Company. If the proposal to amend the 1995 Plan at the 1997 Annual Meeting is approved, that number will increase to 1,720,000 shares. Shares of Common Stock underlying options that expire unexercised will be available for future option grants under the 1995 Plan. The number of shares available for grant of options under the 1995 Plan and the number of shares included in each outstanding option are subject to adjustment upon recapitalizations, stock splits or other similar events that cause changes in the Common Stock. The Company must retain sufficient authorized but unissued shares of Common Stock to assure itself of its ability to perform its obligations under the 1995 Plan.

    The 1995 Plan provides for the grant of incentive stock options ("Incentive Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and non-statutory stock options that do not qualify as incentive stock options under Section 422 of the Code ("Non-Statutory Options"). The exercise price of each Incentive Option must be at least equal to the fair market value of the Common Stock on the date the Incentive Option is granted. The exercise price of Non-Statutory Options may be less than the fair market value of the Common Stock on the date the Non-Statutory Option is granted. If an Incentive Option is granted to an employee who then owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company, the exercise price of the Incentive Option must be at least equal to 110% of the fair market value of the Common Stock on the date the Incentive Option is granted.

    Generally, for federal income tax purposes, Non-Statutory Options will not result in any taxable income to the optionee at the time of grant. The optionee will generally realize ordinary income, however, at the time of exercise of the option, in an amount measured by the excess of the fair market value of the optioned shares at the time of exercise over the option price, regardless of whether the option price is paid in cash or shares. Where ordinary income is recognized in connection with the exercise of an option, the Company will be entitled to a deduction in the amount of ordinary income so recognized, provided, among other things, that the Company complied with applicable tax withholding requirements. No income is recognized for federal income tax purposes when an Incentive Option is exercised and no deduction is available to the Company. Incentive Options will be taxed as Non-Statutory Options if shares purchased upon exercise of the Incentive Option are sold within one year after the exercise or within two years after the date the Incentive Option is granted.

    The maximum term of options granted under the 1995 Plan generally will be 10 years, but with respect to an Incentive Option granted to an employee who then owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, the maximum term of the option will be five years. Subject to that limitation, the Committee has discretion to decide the period over which options may be vested and exercised. In addition, the Committee may specify that an option will terminate prior to the end of its stated term upon termination of employment (which includes for this purpose termination of a consulting relationship in the case of a consultant), disability or death. Options which contain vesting schedules ordinarily will become fully exercisable in the event of disability or death. Options are not transferable, except by will or pursuant to the laws of descent and distribution, and are exercisable only by the option holder during his lifetime or, in the event of disability or death, by the option holder's guardian or legal representative. Option agreements issued under the 1995 Plan may (but need not) provide that the vesting of options will be accelerated upon a "Change in Control" of the Company. A Change in Control is deemed to have occurred if (a) a person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act")) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, in one or more transactions, of shares of Common Stock representing 50% or more of the total number of votes that may be cast by all shareholders of the Company voting as a single class, without the approval or consent of the Board of Directors, (b) there is a consolidation or merger of the Company in which the Company is not the surviving corporation or (c) a plan or proposal for the liquidation or dissolution of the Company is adopted.

    The following table sets forth the number of stock options granted under the 1995 Plan described above as of July 14, 1997 (net of canceled and expired options) subject to shareholder approval for plan modification as described under the proposal to amend the terms of the 1995 Plan. As option grants under the 1995 Plan are discretionary, except as described, the Company cannot presently determine the total number of such options to be granted to any particular executive officer, executive officers as a group, non-employee Directors, and non-executive employees as a group.

                                                                           NUMBER OF SHARES UNDERLYING OPTIONS
NAME AND POSITION                                                                        GRANTED
----------------------------------------------------------------------  ------------------------------------------
M. Denis Connaghan ...................................................                     200,000
 Executive Vice President, Chief Operating Officer and Director
Kent R. Kelderman ....................................................                      50,000
 Executive Vice President, Treasurer, and Chief Financial Officer
Executive Officers as a Group.........................................                     250,000
Non-employee Directors as a group (including nominees)................                        None
Other recipients of five percent or more of such options..............                        None
Non-executive Employees as a group....................................                     282,500

    1989, 1991 AND 1992 STOCK OPTION PLANS. The Company has established 1989, 1991 and 1992 stock option plans pursuant to which it has granted options to certain employees to purchase shares of Common Stock. As of July 14, 1997, the 1989, 1991 and 1992 plans had outstanding options for 305,500, 230,500 and 261,500 shares of Common Stock, respectively, at exercise prices of $.50, $.9375 and $1.3125 per share, respectively. All options granted under these plans are Non-Statutory Options and the Company's authority to issue additional options under these plans has terminated. Options granted under the 1989, 1991 and 1992 plans expire 10 years from their date of grant and are exercisable in accordance with the terms of individual stock option agreements.

OPTION GRANTS AND EXERCISES IN LAST FISCAL YEAR

    The following tables provide certain specified information concerning options granted to, exercised by and held at March 31, 1997 under the 1989, 1991 and 1992 and 1995 stock option plans to each named executive officer of the Company.

                       OPTION GRANTS IN LAST FISCAL YEAR
                               INDIVIDUAL GRANTS

                                                                                              POTENTIAL REALIZABLE
                                                        % OF TOTAL                              VALUE AT ASSUMED
                                           NUMBER OF      OPTIONS                             ANNUAL RATES OF STOCK
                                            SHARES      GRANTED TO   EXERCISE OF               PRICE APPRECIATION
                                          UNDERLYING     EMPLOYEES   BASE PRICE                  FOR OPTION TERM
                                            OPTIONS      IN FISCAL     ($ PER     EXPIRATION  ---------------------
NAME                                      GRANTED (#)      YEAR        SHARE)        DATE       5% ($)     10% ($)
---------------------------------------  -------------  -----------  -----------  ----------  ----------  ---------
Kenneth B. Kaplan......................        0             0            0          N/A          0           0
Lawrence A. Crane......................        0             0            0          N/A          0           0
Michael J. Burgher.....................       20,000          5.4%        15.50    10/14/06      195,000    494,000
Vinay Goel.............................       20,000          5.4%        10.00     4/1/06       126,000    319,000
Vinay Goel.............................       30,000          8.0%        15.50    10/14/06      292,000    741,000

                          AGGREGATED OPTION EXERCISES
                 IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

                                                             NUMBER OF SECURITIES
                                                                  UNDERLYING            VALUE OF UNEXERCISED
                                                            UNEXERCISED OPTIONS AT     IN-THE-MONEY OPTIONS AT
                                                VALUE         MARCH 31, 1997 (#)        MARCH 31, 1997 ($)(*)
                            SHARES ACQUIRED   REALIZED    --------------------------  -------------------------
NAME                        ON EXERCISE (#)      ($)      EXERCISABLE  UNEXERCISABLE  EXERCISABLE UNEXERCISABLE
--------------------------  ---------------  -----------  -----------  -------------  ----------  -------------
Kenneth B. Kaplan.........         0              0            0             0            0             0
Lawrence A. Crane.........         0              0            0             0            0             0
Michael J. Burgher........        38,800        606,675       81,200        60,000       342,431       130,200
Vinay Goel................         0              0            5,000        45,000        0             0

------------------------

(*) Calculated on the basis of the fair market value of the underlying securities as of March 31, 1997 of $6.38 per share, minus the aggregate exercise price.

    No compensation intended to serve as an incentive for performance to occur over a period longer than one fiscal year was paid or accrued pursuant to a long-term incentive plan during the last fiscal year to any of the persons named in the Summary Compensation Table. The Company does not have employment contracts with any of the persons named in the Summary Compensation Table, or any defined benefit or actuarial plan under which benefits are determined primarily by final compensation or average final compensation and years of service.

    Subsequent to the end of the fiscal year, the Company offered all recipients of stock option grants made in October 1996 the right to cancel those outstanding (and non-vested) options at the original exercise price of $15.50 per share and receive new options dated May 1997 with a new price and revised vesting. The new exercise prices are $10.00 per share for employees who were serving as executive officers at the time of the original grant and $6.25 for all other employees. While the original grants had a vesting schedule of 25% on each anniversary of October 14, 1996, the new grants have vesting of 10%, 20%, 30%, and 40% on each anniversary of May 2, 1997. Vesting of all grants accelerates in the event of a change in control of the Company. The new grants all have an expiration date of May 2, 2007.

PROFIT SHARING PLANS

    Effective April 1, 1994, the Company established a 401(k) contributory profit sharing plan for substantially all full-time employees. Under the contributory plan, the Company provides matching cash contributions based on qualified employee contributions, as well as certain other contributions. Contributions to the contributory plan for the fiscal year ended March 31, 1997 were $131,000.

    Prior to January 1, 1997, the Company had a non-contributory profit sharing plan for employees meeting certain service requirements, which was established in 1987. Subject to certain limitations, annual contributions to the non-contributory plan were determined by the Board of Directors and are made in the form of Common Stock. The Company made no contributions to the non-contributory plan for the fiscal years ended March 31, 1994, 1995 and 1996. Substantially all of the assets of the non-contributory plan consist of shares of Common Stock. Effective January 1, 1997, the Company merged the non-contributory plan into the 401(k) contributory plan. Under the terms of the transfer, the trustee is directed by the Company as to voting of proxies and various other matters relating to Company securities.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee was formed in May 1994, and the members currently are Messrs. Howell (Chairman) and Gordon. Affiliates of Messrs. Howell and Gordon each hold more than 5% of the Common Stock. See "Holdings of Shareholders, Directors and Executive Officers." Neither of the members of the Compensation Committee is eligible to receive options under the Company's existing stock option plans.

    No member of the Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's Directors and executive officers, and persons who own more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock of the Company. Officers, Directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely upon a review of the copies of such reports furnished to the Company and written representations from the executive officers and Directors of the Company, the Company believes all Section 16(a) filing requirements were complied with during fiscal 1997.

                              CERTAIN TRANSACTIONS

    During the fiscal year ended March 31, 1997, Microware received total revenues of $2,279,000 under various license and service agreements with Motorola, which holds 1,526,232 shares of Common Stock of the Company and warrants to purchase an additional 1,803,728 shares. The Company also routinely purchases various hardware products from Motorola used in product development.

    On December 31, 1996, Mr. Kaplan paid in full the amount of $107,958 then due pursuant to a yearly renewable unsecured promissory note bearing interest at 11% per annum.

    On July 23, 1996, the Company entered into a commercial note in the amount of $10,000,000 with Norwest Bank Iowa, N.A. ("Norwest Bank"). Norwest Bank is an affiliate of Norwest Financial, Inc., of which Dennis E. Young, a Director of the Company, serves as a director and executive officer. The Company does not believe Mr. Young's interest in this transaction is material.

    The Company believes that all transactions discussed or disclosed above have been, and the Company's Board of Directors has adopted a policy stating that any future transactions with the Company's officers, Directors, affiliates or controlling shareholders will be, on terms which are considered to be no less favorable to the Company than those obtainable in arm's length transactions with unaffiliated third parties.

                         STOCK PRICE PERFORMANCE GRAPH

    The following graph compares the percentage change in the cumulative total shareholder return on the Company's Common Stock during the period from the Company's initial public offering on April 2, 1996 through March 31, 1997, with the cumulative total return on the Nasdaq Composite Index and the Nasdaq Computer & Data Processing Index over the same period.

    The graph below assumes the investment of $100 in the Company's Common Stock and in each of the other indexes on April 2, 1996, with reinvestment of all dividends.

        COMPARISON OF TOTAL RETURN AMONG MICROWARE SYSTEMS CORPORATION,
     THE NASDAQ COMPOSITE INDEX AND NASDAQ COMPUTER & DATA PROCESSING INDEX

                                                                  APRIL 2, 1996   MARCH 31, 1997
                                                                 ---------------  ---------------
Microware Systems Corporation..................................           100            63.7
Nasdaq Composite Index.........................................           100           111.15
Nasdaq Computer & Data Processing Index........................           100           109.45

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    This Report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the information contained herein by reference, and shall not otherwise be deemed filed under those Acts.

    The Compensation Committee of the Board of Directors of the Company is composed of two non-employee Directors, Daniel P. Howell (Chair) and James A. Gordon. The Compensation Committee is responsible for setting and administering the policies that govern the compensation of the Company's executive officers. These policies are based on the premise that the shareholders' interests are best served by recruiting and retaining the most talented people in the industry. The Compensation Committee looks to provide competitive compensation packages that enable the Company to attract key executives, to integrate compensation with the Company's business objectives and to tie an individual executive's compensation with overall Company performance. The Compensation Committee also approves and recommends to the Board of Directors the terms and conditions of all employee benefit plans or changes thereto and administers the Company's stock option plans.

    The Company's compensation package consists of three basic components: base salary, cash bonuses and stock-based incentive compensation.

    BASE SALARY

    The base salary paid to the Company's executive officers is established to be in line with other software companies deemed by the Compensation Committee to be of similar size and prospects (the "peer group"), while taking into account the experience and contribution of individual members of management. The Compensation Committees also takes into consideration in setting salaries for existing management the anticipated salary requirements of prospective members of the Company's management team. Individual salary increases during the 1997 fiscal year were based on the performance of the Company and of each individual executive, as observed and recommended by the Company's Chief Executive Officer, and on observed salary levels within the peer group. Salary adjustments for the Company's Chief Executive Officer and other executive officers are subject to the review and approval of the full Board of Directors, based upon the recommendation of the Compensation Committee.

    CASH BONUSES

    The Company believes it is important to provide additional cash incentives to executives who make extraordinary contributions to the Company. In determining the amount to be paid as bonuses to various executives during the 1997 fiscal year, the Committee considered the performance of the Company in reaching its revenue and profitability goals, the strategic accomplishments of respective executives critical to the long-term success of the Company, and the recommendations of the Chief Executive Officer.

    LONG TERM INCENTIVES

    The Company provides long-term compensation to its employees through its stock option plans, which plans have been approved by the Company's shareholders. The Company adopted formal incentive stock plans in 1989, 1991, 1992 and 1995. Under the existing plans, options granted by the Company have generally had a life of 10 years. In fiscal 1997, the Compensation Committee granted options of 50,000 shares to Mr. Goel and 20,000 shares to each of Messrs. Burgher and Kelderman under the 1995 Plan. All such options were granted at exercise prices ranging from $10.00 to $15.50 per share, vesting at a rate of 25 percent on each yearly anniversary following the date of grant.

    The Compensation Committee makes option grants after consideration of recommendations made by the Company's Chief Executive Officer. Recommendations for option amounts are based upon relative positions and responsibilities of various officers. The Compensation Committee believes that the long-term nature of the options encourages officers to remain with the Company in order to realize the options' underlying economic value. Also, the Compensation Committee feels it is appropriate to grant options to newly hired officers in order to help them embrace the Company's goal of increasing shareholder value.

    COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    The annual salary and bonus of the Company's Chief Executive Officer are determined in consultation with Mr. Kaplan. In fiscal 1997, Mr. Kaplan received a salary of $184,615 and no cash bonus. These amounts reflect the Committee's philosophy as described above.

    The Compensation Committee regularly evaluates its policies with respect to executive compensation. The Compensation Committee believes that a combination of salary, bonus, and stock options provides a mix of short-and long-term rewards necessary to attract, motivate and retain an excellent management team.

    COMPLIANCE WITH SECTION 162(M) OF THE INTERNAL REVENUE CODE OF 1986

    The Company intends to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986 for the 1997 fiscal year. The Company does not expect cash compensation for the 1997 fiscal year to be in excess of $1,000,000 or consequently affected by the requirements of Section 162(m).

                                          The Compensation Committee
                                          Daniel P. Howell, Chair
                                          James A. Gordon

                  PROPOSAL TO AMEND THE 1995 STOCK OPTION PLAN

    The Board of Directors recommends that the shareholders approve a proposal to amend the 1995 Plan (i) to increase the number of shares that can be issued under the 1995 Plan and (ii) to limit the grants to any reporting executive officer to 200,000 option shares in any fiscal year. Currently, an aggregate of 1,120,000 shares of Common Stock are authorized for issuance pursuant to the 1995 Plan, as amended, of which 145,050 were available for new grants as of July 14, 1997. The first proposed amendment would increase the total number of shares authorized for issuance to an aggregate of 1,720,000. The second proposed amendment is necessary to exempt options granted under the 1995 Plan from the $1,000,000 corporate income tax deduction limit on compensation paid to the reporting executives of publicly held corporations and, if approved by the shareholders, will become effective as of April 1, 1997. The proposed amendments would not alter the federal income tax consequences of grants under the 1995 Plan, as discussed in the description of the 1995 Plan in the section on Executive Compensation which appears earlier in this Proxy Statement.

REASONS FOR THE AMENDMENTS

    The Board of Directors believes the 1995 Plan has been an effective tool in attracting and retaining new executive and employee talent, and in further aligning the interests of executives, employees, and others with the interests of the Company's shareholders. Since its adoption, a total of 974,950 options (net of cancellations) have been granted under the 1995 Plan. The Board of Directors believes that an increase in the aggregate number of authorized shares is necessary to allow the continued viability of the 1995 Plan.

    Prior to the Revenue Reconciliation Act of 1993 (the "Act"), the Internal Revenue Code allowed corporations a deduction from taxable income for reasonable compensation paid to employees. Under this rule, the Company was able to deduct all executive compensation. However, the Act, which became effective for tax years beginning after December 31, 1993, limits the deductible compensation paid to the reporting executives ("Executive Officers") of publicly-held corporations to $1,000,000. Any taxable compensation which is recognized by an Executive Officer upon (i) the exercise of a non-qualified option or (ii) a disqualifying disposition of stock acquired under an Incentive Option, is subject to the limit. However, the limit will not apply if the options are granted under a stockholder-approved plan document which specifies the maximum number of option shares that can be granted to any one reporting Executive Officer during the corporation's fiscal year provided that each option grant is determined by a director's committee which is comprised solely of "outside directors".

    The Act does not limit the deductibility of stock option compensation paid to any other employee or to Directors or advisors of the Company.

    Because the amount of compensation that would be subject to the Act's deduction limit depends in part on the fair market value of the Company's Common Stock at an indeterminable future date, the Company cannot be certain that any one Executive Officer's compensation will never exceed $1,000,000 in a given year. Accordingly, in order to protect the Company's deduction for all executive compensation that is otherwise deductible, the Company is proposing an amendment to the 1995 Plan for stockholder approval which specifies the number of option shares which may be granted to an Executive Officer during the fiscal year. The amendment limits option grants to 200,000 shares per Executive Officer for any year in which an individual's compensation is required to be disclosed in the Company's annual proxy statement.

TEXT OF THE PROPOSED AMENDMENTS

    The first proposed amendment would amend Section 2 of the 1995 Plan as amended as follows:

       The phrase "1,720,000 (determined as of July 14, 1997)" is substituted for the phrase "1,120,000" where it appears in Section 2 of the Plan.

    The second proposed amendment would amend Section 5 of the 1995 Plan to include the following as a separate paragraph:

       "The number of Shares underlying options granted in a fiscal year to each executive officer whose compensation is subject to reporting on the Company's annual proxy statement (an "Executive Officer") shall not exceed 200,000 shares for any fiscal year during which he or she becomes or serves as an Executive Officer."

VOTE REQUIRED FOR APPROVAL

    The vote required for approval of the amendments to the 1995 Plan is an affirmative vote by the holders of a majority of the shares of the Company's Common Stock present, or represented and entitled to vote, at the Meeting at which the holders of a majority of the outstanding shares of Common Stock of the Company are present in person or represented by proxy.

    THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE PROPOSAL TO AMEND THE 1995 STOCK OPTION PLAN.

                            ------------------------

                  PROPOSAL TO RATIFY SELECTION OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

    The firm of KPMG Peat Marwick LLP has audited the books and records of the Company since 1984 and the Board of Directors desires to continue the services of this firm for the current fiscal year ending March 31, 1998. Accordingly, the Board of Directors will recommend at the Meeting that the shareholders ratify the appointment of the firm of KPMG Peat Marwick LLP to audit the accounts of the Company for the current fiscal year. Representatives of that firm are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

    THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF RATIFICATION OF THE SELECTION OF KPMG PEAT MARWICK LLP.

                            ------------------------

                                 MISCELLANEOUS

    The Company's 1997 Annual Report to Shareholders is being mailed to shareholders contemporaneously with this Proxy Statement.

COST OF SOLICITATION

    All expenses incurred in the solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited on behalf of the Company by directors, officers and employees of the Company or by telephone or telecopy. The Company will reimburse brokers and others holding Common Stock as nominees for their expenses in sending proxy material to the beneficial owners of such Common Stock and obtaining their proxies.

PROPOSALS OF SECURITY HOLDERS

    Pursuant to the By-laws of the Company, proposals of security holders intended to be presented at the 1998 Annual Meeting must be received by the Company for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting no later than March 26, 1998.

    By order of the Board of Directors.

                                          CHRISTOPHER T. BROWN
                                          SECRETARY

Dated: July 24, 1997

                         MICROWARE SYSTEMS CORPORATION
                              1900 NW 114TH STREET
                             DES MOINES, IOWA 50325

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints Kenneth B. Kaplan and Kent R. Kelderman, and each of them, with full power of substitution, attorneys and proxies to represent the undersigned at the 1997 Annual Meeting of Shareholders of Microware Systems Corporation (the "Company") to be held at Sheraton Four Points, 11040 Hickman Road, Clive, Iowa, at 10:00 a.m. local time, on Tuesday, September 9, 1997, or at any adjournment thereof, with all power which the undersigned would possess if personally present, and to vote all shares of stock of the Company which the undersigned may be entitled to vote at said Meeting as follows:

1.      ELECTION OF DIRECTORS

        / /  FOR THE NOMINEES LISTED BELOW (UNLESS NAME OF NOMINEE        / /  WITHHOLD AUTHORITY
        IS CROSSED OUT)

                          M. Denis Connaghan        James A. Gordon        Robert L. Growney

2.      PROPOSAL TO AMEND THE COMPANY'S 1995 STOCK OPTION PLAN            / / FOR       / / AGAINST        / / ABSTAIN

3.      PROPOSAL TO RATIFY THE SELECTION OF KPMG PEAT MARWICK LLP AS      / / FOR       / / AGAINST        / / ABSTAIN
        INDEPENDENT PUBLIC ACCOUNTANTS

4.      IN THEIR DISCRETION, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING (which the Board of
        Directors does not know of as of July 24, 1997).

        Management recommends your vote FOR all proposals.

        THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE SIGN ON THE REVERSE
                               SIDE AND RETURN PROMPTLY.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTORS, FOR THE AMENDMENT OF THE COMPANY'S 1995 STOCK OPTION PLAN AND FOR THE RATIFICATION OF THE SELECTION OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS, AND WILL CONFER THE AUTHORITY IN PARAGRAPH 4.

         Receipt is hereby acknowledged of the Notice of the Meeting and Proxy Statement dated July 24, 1997, as well as a copy of the 1997 Annual Report to Shareholders.

                                    Dated: -------------------------------, 1997

                                           -------------------------------------

                                           -------------------------------------
                                             (Signature(s) of stockholder(s))

                                           When signing as attorney, executor,
                                           administrator, trustee or guardian,
                                           please give title. Each joint owner
                                           is requested to sign. If a
                                           corporation or partnership, please
                                           sign by an authorized officer or
                                           partner. Please sign in the same
                                           manner as your certificate(s) is
                                           (are) registered.

                                              PLEASE COMPLETE, DATE, SIGN AND
                                             RETURN THIS PROXY IN THE ENVELOPE
                                                         PROVIDED.